Exhibit 99.1

 R.H. Donnelley Reports First Quarter 2004 Results; Company Generates $88 Million of Operating Cash Flow; Publication Sales up 2.6 Percent

    CARY, N.C.--(BUSINESS WIRE)--April 27, 2004--R.H. Donnelley Corporation (NYSE: RHD), a leading yellow pages publisher and directional media company, today reported first quarter 2004 income available to common shareholders of $22.8 million, or $0.54 per diluted share. RHD's first quarter 2004 net income before preferred dividends was $28.1 million, resulting in adjusted diluted earnings per share of $0.68. Cash flow from operations in the quarter was $87.9 million, and free cash flow for the quarter was $85.1 million, allowing the Company to repay $88.6 million of debt. See the attached schedules for a reconciliation of non-GAAP measures presented in this release to the most comparable GAAP measures.
    David C. Swanson, Chairman and Chief Executive Officer, said, "I am very pleased with our first quarter results. We continued our record of strong cash flow generation and debt repayment, while we began to realize tangible benefits from our integration efforts, process changes and systems conversion. We also saw real economic improvement in places like Las Vegas, which contributed to better top line growth in our Sprint business. The results lead us to be optimistic that we will achieve our guidance for the year."

    First Quarter Results - Including Adjustments and Non-GAAP
Measures

    Publication sales for RHD's Sprint-branded directories during the first quarter of 2004 were $151.3 million, up 2.6% from publication sales of $147.5 million in the prior year. Publication sales represent the total billable value of advertising in directories that were published in the period. Substantially all of the Company's markets with publications during the first quarter performed better as compared to last year, driven by improving advertiser renewal rates and an uptick in new advertisers.
    Net revenue in the quarter was $143.8 million, up slightly from adjusted net revenue of $143.5 million in the first quarter of 2003. Operating expenses excluding depreciation and amortization were $66.6 million as compared to $68.5 million on an as adjusted basis for the same period in 2003. The decline in operating expenses reflects process improvements related to print, paper, distribution and billing and collection activity as well as the synergies related to the SPA integration. Included in 2004 operating expenses is a favorable adjustment to bad debt expense in 2004 of $3.0 million, partially offset by $2.6 million of costs associated with the corporate relocation. Operating income for the first quarter 2004 was $86.7 million, compared to adjusted operating income for the first quarter of 2003 of $82.6 million. EBITDA for the quarter was $101.1 million, compared to adjusted EBITDA of $98.6 million in the prior year.
    Partnership income from DonTech was $23.9 million, up 1.3% from $23.6 million in the prior year. (DonTech operating results are described below.)
    Net interest expense for the first quarter of 2004 was $40.3 million, compared to adjusted interest expense for the first quarter of 2003 of $46.3 million, reflecting lower interest rates and lower average debt outstanding. Net interest expense for 2004 also includes the $1.2 million call premium and the write-off of deferred financing costs related to redeeming the remaining 9 1/8% senior subordinated notes. See the attached schedules for additional description and reconciliation of these and other non-GAAP measures to the most comparable GAAP measures.

    First Quarter - Reported GAAP Results

    First quarter net revenue was $143.8 million compared to $12.4 million in the prior year. Operating expenses including depreciation and amortization were $81.0 million compared to $57.9 million in the prior year. Partnership income was $23.9 million for the quarter versus $23.6 million reported in the prior year. Operating income in the quarter was $86.7 million versus an operating loss of $21.9 million in the prior year. Net interest expense in the quarter was $40.3 million compared to $48.7 million in the first quarter 2003. Net income after preferred dividends for the quarter was $22.8 million or $0.54 per diluted share compared to a loss of $83.4 million or $2.76 per share in the first quarter 2003. Reported GAAP results for the first quarter of 2004 reflect certain purchase accounting adjustments related to the SPA acquisition, which resulted in a net reduction to operating income of $3.4 million in the quarter.

    DonTech Operating Results

    Publication sales at DonTech were $84.1 million for the quarter, down 5.1% compared to $88.7 million in the first quarter of 2003. The decrease in publication sales is primarily related to the decline in calendar sales previously disclosed in the third and fourth quarters of 2003.
    First quarter calendar sales for DonTech, which represent the value of actual sales contracts signed in the period, were $86.4 million, up 1.3% compared to $85.3 million last year. The increase in calendar sales is largely driven by timing and reflects an increase in the amount of advertising serviced in the quarter. Partnership income from DonTech was $23.9 million, up 1.3% from $23.6 million last year, primarily reflecting the increase in calendar sales in the first quarter of 2004.
    DonTech is accounted for under the equity method. As such, the Company does not consolidate DonTech's revenue and expenses in its consolidated results, rather it reports the Company's share of DonTech's net income and revenue participation income from SBC Communications Inc. (NYSE: SBC), which are both based on DonTech's calendar sales and reported collectively as partnership income. DonTech is a perpetual partnership between RHD and SBC Communications to sell yellow pages advertising in Illinois and northwest Indiana.

    Cash Flow

    The Company generated cash flow from operations of $87.9 million in the quarter, which included an $11.9 million Federal tax refund. Free cash flow (cash flow from operations less capital expenditures and software investment) for the quarter was $85.1 million. Cash flow used in the quarter for capital expenditures and software investment totaled $2.8 million, debt repayment totaled $88.6 million and proceeds from stock option exercises totaled $2.6 million.
    As of March 31, 2004, total debt outstanding totaled $2,003.5 million. As of March 31, 2004, the ratio of total debt to 2004 forecasted EBITDA is approximately 4.8 to 1.0.

    Outlook

    The Company re-affirms the 2004 guidance given in its fourth quarter and full year earnings press release issued on February 26, 2004, with the exception of its guidance for cash flow from operations and free cash flow. As a result of the approximately $12 million tax refund, the Company is increasing its guidance for cash flow from operations to $272 million from $260 million and for free cash flow to $257 million from $245 million.

    Adjustments to Results

    In 2004, adjusted earnings per share assumes conversion of the preferred stock at the beginning of the period in order to be consistent with the 2003 presentation.
    As a result of the SPA acquisition, the related financing and associated accounting, certain adjustments were made to the 2003 GAAP results. The primary 2003 adjustments were recognition of pre-acquisition deferred revenue and deferred expenses that are not reportable under GAAP due to purchase accounting requirements, but that absent purchase accounting would have been recognized during the periods presented.
    See the Company's Current Report on Form 8-K filed with the SEC on May 2, 2003 for further details regarding the adjustments and non-GAAP financial measures. All non-GAAP financial measures for the first quarter 2004 and first quarter 2003 are reconciled to the most comparable GAAP reported results within the attached schedules.

    First Quarter Conference Call

    R.H. Donnelley's first quarter conference call will be held on April 28, 2004 at 10:00 a.m. EST and can be accessed by dialing 888-387-9606 (domestic) or 484-630-7198. The passcode for the call is "RHD". Please dial in to the call by 9:50 a.m. The call will also be available through a Webcast, which can be accessed by visiting our Web site at www.rhd.com, clicking on "Investor Information" and following the instructions provided. Those unable to participate at the scheduled time may access a recording by dialing 800-945-2760 (domestic) or 402-220-3538 (international). The recording will be available through May 12, 2004. There is no passcode for the replay.

    About R.H. Donnelley

    R.H. Donnelley is a leading yellow pages publisher and directional media company. Directional media is where consumers go to find who sells the goods and services they are ready to purchase. R.H. Donnelley publishes approximately 260 directories under the Sprint Yellow Pages(R) brand in 18 states, with major markets including Las Vegas, Orlando, and Lee County, Florida. The Company also offers online city guides and search web sites in these major markets under the Best Red Yellow Pages brand at www.bestredyp.com. In addition, R.H. Donnelley serves as the exclusive sales agent for 129 SBC directories under the SBC Yellow Pages(R) brand in Illinois and northwest Indiana through DonTech, its perpetual partnership with SBC. Including DonTech, R.H. Donnelley serves more than 250,000 local and national advertisers. For more information, please visit R.H. Donnelley at www.rhd.com.

    Safe Harbor Provision

    Certain statements contained in this press release regarding R.H. Donnelley's future operating results or performance or business plans or prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. Without limiting the generality of the foregoing, the statements under the caption "Outlook" are forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only R.H. Donnelley's current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies are described in detail in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as well as the Company's other periodic filings with the Securities and Exchange Commission, and in summary and without limitation include the following: (1) our ability to meet our substantial debt service obligations; (2) restrictive covenants under the terms our debt and convertible preferred stock agreements; (3) usage of print yellow pages directories and changes in technology; (4) competition in the yellow pages industry and other competitive media;
(5) SBC's or DonTech's actions could adversely impact our results of operations and financial condition; (6) reliance on and extension of credit to small- and medium-sized businesses; (7) dependence on third party providers of printing, distribution and delivery services and the sale of advertising to national accounts; (8) general economic conditions and consumer sentiment in our markets; and (9) fluctuations in the price and availability of paper.

    (See attached tables)


R.H. DONNELLEY CORPORATION                                  Schedule 1
INDEX OF SCHEDULES
------------------

Schedule 1:  Index of Schedules

Schedule 2:  Unaudited Consolidated Statements of Income
             For the three months ended March 31, 2004 and 2003

Schedule 3:  Unaudited As Adjusted Consolidated Statements
             of Income for the three months ended March 31, 2004 and
             2003

Schedule 4: Unaudited Consolidated Balance Sheets at March 31, 2004 and December 31, 2003

Schedule 5:  Unaudited Consolidated Statement of Cash Flows
             For the three months ended March 31, 2004

Schedule 6:  Reconciliation of Reported to As Adjusted
             Unaudited Consolidated Statements of Income
             For the three months ended March 31, 2004 and 2003, respectively

Schedule 7:  Reconciliation of Non-GAAP Measures

Schedule 8: Notes to Unaudited Consolidated Statements of Income and Non-GAAP Measures


R.H. DONNELLEY CORPORATION                                  Schedule 2
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(unaudited)


Amounts in millions, except earnings per share

                                                Three months ended
                                                     March 31,
                                             -------------------------
                                                 2004         2003
                                               Reported     Reported
                                             -------------------------
Net revenue (1)                              $     143.8  $      12.4

Expenses                                            66.6         41.9

Depreciation and amortization                       14.4         16.0

Partnership income                                  23.9         23.6

                                             -------------------------
Operating income (loss)                             86.7        (21.9)

Interest expense, net                              (40.3)       (48.7)

Other income, net                                      -          0.8

                                             -------------------------
Pre-tax income (loss)                               46.4        (69.8)

Tax (provision) benefit                            (18.3)        28.6

                                             -------------------------
Net income (loss)                                   28.1        (41.2)

Preferred dividend                                   5.3         42.2

                                             -------------------------
Income (loss) available to common            $      22.8  $     (83.4)

                                             =========================

Earnings per share (EPS): (4)
   Basic                                     $      0.57  $     (2.76)
   Diluted                                   $      0.54  $     (2.76)

Shares used in computing EPS:
   Basic                                            31.1         30.2
   Diluted                                          32.3         30.2


See accompanying Notes to Unaudited Consolidated Statements of Income and Non-GAAP Measures - Schedule 8.


R.H. DONNELLEY CORPORATION                                  Schedule 3
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(unaudited)


Amounts in millions, except earnings per share

                      Three months ended
                           March 31,
                   --------------------------
                       2004         2003                 Variance
                    As Adjusted  As Adjusted
                        (2)          (2)               $           %
                   ---------------------------------------------------
Net revenue (1)    $     143.8  $     143.5  $        0.3         0.2%

Expenses                  66.6         68.5           1.9         2.8%

Depreciation and
 amortization             14.4         16.0           1.6        10.0%

Partnership income        23.9         23.6           0.3         1.3%

                   ---------------------------------------------------
Operating income          86.7         82.6           4.1         5.0%

Interest expense,
 net                     (40.3)       (46.3)          6.0        13.0%

                   ---------------------------------------------------
Pre-tax income            46.4         36.3          10.1        27.8%

Tax provision            (18.3)       (14.0)         (4.3)     (30.7%)

                   ---------------------------------------------------
Net income                28.1         22.3           5.8        26.0%

Preferred dividend
 (3)                         -            -             -

                   ---------------------------------------------------
Income available
 to common         $      28.1  $      22.3           5.8        26.0%

                   ===================================================

Earnings per share
 (EPS): (5)
   Basic           $      0.70  $      0.58  $       0.12        20.7%
   Diluted         $      0.68  $      0.57  $       0.11        19.3%

Shares used in
 computing EPS:
 (5)
   Basic                  40.3         38.7
   Diluted                41.5         39.5


See accompanying Notes to Unaudited Consolidated Statements of Income and Non-GAAP Measures - Schedule 8.

See Schedule 6 for a reconciliation of reported to as adjusted amounts.


R.H. DONNELLEY CORPORATION                                  Schedule 4
CONSOLIDATED BALANCE SHEETS
---------------------------
(unaudited)

Amounts in millions
                                                            December
                                               March 31,       31,
                                                 2004         2003
                                             ------------ ------------

Assets
  Cash and cash equivalents                  $       9.3  $       7.7
  Accounts receivable, net                         221.9        211.0
  Deferred directory costs                          41.7         37.9
  Prepaid expenses and other                        19.1         28.0

                                             ------------ ------------
Total current assets                               292.0        284.6

  Partnership investment                           167.6        175.7
  Fixed assets and computer software, net           21.6         20.6
  Intangible assets, net                         1,852.7      1,865.2
  Other non-current assets                          91.5         95.6
  Goodwill                                          97.0         97.0

                                             ------------ ------------
Total Assets                                 $   2,522.4  $   2,538.7
                                             ============ ============


Liabilities, Redeemable Convertible
 Preferred Stock and
Shareholders' Deficit
  Accounts payable and accrued liabilities   $      58.5  $      33.5
  Deferred directory revenue                       230.0        216.5
  Current portion of long-term debt                 39.1         49.6

                                             ------------ ------------
Total current liabilities                          327.6        299.6

  Long-term debt                                 1,964.4      2,042.5
  Deferred income taxes, net                        32.7         33.6
  Other non-current liabilities                     26.1         21.0

                                             ------------ ------------
Total liabilities                                2,350.8      2,396.7

Redeemable convertible preferred stock             202.6        198.2

Shareholders' deficit                              (31.0)       (56.2)
                                             ------------ ------------
Total Liabilities, Redeemable Convertible
 Preferred
Stock and Shareholders' Deficit              $   2,522.4  $   2,538.7
                                             ============ ============


R.H. DONNELLEY CORPORATION                                  Schedule 5
CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------
For the three months ended March 31, 2004

(unaudited)

Amounts in millions

Operating activities:
Net income                                                  $    28.1
Depreciation and amortization                                    14.4
Deferred income tax                                              18.3
Cash in excess of partnership income                              8.1
Changes in working capital                                       13.4
Other                                                             5.6
                                                            ----------
Net cash provided by operating activities                        87.9

Investment activities:
Additions to fixed assets and computer software                  (2.8)
                                                            ----------
Net cash used in investing activities                            (2.8)

Financing activities:
Increase in checks not yet presented for payment                  2.5
Repayment of debt                                               (88.6)
Proceeds from option exercises                                    2.6

                                                            ----------
Net cash used in financing activities                           (83.5)

Increase in cash and cash equivalents                             1.6

Cash and cash equivalents, beginning of period                    7.7

                                                            ----------
Cash and cash equivalents, end of period                    $     9.3
                                                            ==========


R.H. DONNELLEY CORPORATION                                  Schedule 6
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
Reconciliation of Reported to As Adjusted

(unaudited)

Amounts in millions, except earnings per share

                                 Three Months Ended March 31, 2004
                              ----------------------------------------

                               Reported     Adjustments    As Adjusted
                              ----------------------------------------
Net revenue (1)               $    143.8                   $    143.8

Expenses                            66.6                         66.6

Depreciation and amortization       14.4                         14.4

                              ----------------------------------------
Total expenses                      81.0                         81.0

Partnership income                  23.9                         23.9

                              ----------------------------------------
Operating income (loss)             86.7                         86.7

Interest expense, net              (40.3)                       (40.3)

Other income, net

                              ----------------------------------------
Pre-tax income (loss)               46.4                         46.4

Tax (provision) benefit            (18.3)                       (18.3)

                              ----------------------------------------
Net income (loss)                   28.1                         28.1

Preferred dividend                   5.3        (5.3)(3)            -

                              ----------------------------------------
Income (loss) available to
 common                       $     22.8  $      5.3       $     28.1

                              ========================================

Earnings per share (EPS):
 (4), (5)
   Basic                      $     0.57  $     0.13       $     0.70
   Diluted                    $     0.54  $     0.13       $     0.68

Shares used in computing EPS:
 (5)
   Basic                            31.1         9.2             40.3
   Diluted                          32.3         9.2             41.5


                                 Three Months Ended March 31, 2003
                              ----------------------------------------

                               Reported     Adjustments    As Adjusted
                              ----------------------------------------
Net revenue (1)               $     12.4  $    131.1 (6)   $    143.5

Expenses                            41.9        26.6 (6)         68.5

Depreciation and amortization       16.0           -             16.0

                              ----------------------------------------
Total expenses                      57.9        26.6             84.5

Partnership income                  23.6           -             23.6

                              ----------------------------------------
Operating income (loss)            (21.9)      104.5             82.6

Interest expense, net              (48.7)        2.4 (11)       (46.3)

Other income, net                    0.8        (0.8)(12)           -

                              ----------------------------------------
Pre-tax income (loss)              (69.8)      106.1             36.3

Tax (provision) benefit             28.6       (42.6)(7)        (14.0)

                              ----------------------------------------
Net income (loss)                  (41.2)       63.5             22.3

Preferred dividend                  42.2       (42.2)(3)            -

                              ----------------------------------------
Income (loss) available to
 common                       $    (83.4) $    105.7       $     22.3

                              ========================================

Earnings per share (EPS):
 (4), (5)
   Basic                      $    (2.76) $     3.34       $     0.58
   Diluted                    $    (2.76) $     3.33       $     0.57

Shares used in computing EPS:
 (5)
   Basic                            30.2         8.5             38.7
   Diluted                          30.2         9.2             39.5


See accompanying Notes to Unaudited Consolidated Statements of Income and Non-GAAP Measures - Schedule 8.


R.H. DONNELLEY CORPORATION                                  Schedule 7
RECONCILIATION TO NON-GAAP MEASURES
-----------------------------------
(unaudited)


Amounts in millions, except per share amounts

                                                Three Months ended
                                                     March 31,
                                              ------------------------
                                                  2004        2003
                                              ------------------------
Reconciliation of publication sales for
 Sprint-branded directories to net revenue and adjusted net revenue

Publication sales - Sprint-branded
 directories                                  $     151.3 $     147.5
Less: adjustment for changes in directory
 publication date(s) (8)                                        (2.4)
                                                          ------------
Publication sales disclosed in first quarter,
 2003 earnings release                                         145.1
Less publication sales for January 2003
 directories that will not be recognized as
 revenue due to purchase accounting                            (102.4)
Less current period publication sales not
 recognized as revenue in current period           (109.8)      (37.4)
Plus: net revenue reported in the period for
 2003 publication sales, excluding
 publication sales for January 2003                  95.9
                                              ------------------------
Net directory advertising revenue on above
 publication sales                                  137.4         5.3
Pre-press publishing revenue                          4.8         6.1
Other revenue                                         1.6         1.0

                                              ------------------------
Net revenue - GAAP                                  143.8        12.4


Plus: Net revenue that would have been
 reported for publication sales made prior to
 acquisition absent purchase accounting
 plus all January 2003 published directories                    131.1



                                              ------------------------
Net revenue - Adjusted                        $     143.8 $     143.5
                                              ========================


R.H. DONNELLEY CORPORATION                                  Schedule 7
RECONCILIATION TO NON-GAAP MEASURES (con't)
-------------------------------------------

(unaudited)

Amounts in millions, except per share amounts
                                                Three Months ended
                                                     March 31,
                                              ------------------------
                                                  2004        2003
                                              ------------------------

Reconciliation of publication sales for SBC directories for which DonTech sells advertising to partnership income - GAAP

Publication sales (8)                         $     84.1  $      88.7
Less the value of contracts executed and
 reported as calendar sales in prior periods       (81.8)       (86.3)
Plus the value of contracts executed during
 the period to be reported as publication
 sales in future periods                            84.1         82.9
                                              ------------------------

Calendar sales (9)                            $     86.4  $      85.3
                                              ========================
Commission revenue from above calendar sales  $     21.8  $      21.6
Partnership net expenses                           (15.6)       (15.2)
                                              ------------------------
Partnership profit                            $      6.2  $       6.4
                                              ========================
Company's 50% share of partnership profits    $      3.1  $       3.2
Revenue participation income from above
 calendar sales                                     20.8         20.4
                                              ------------------------
Partnership income - GAAP                     $     23.9  $      23.6

                                              ========================


                                                Three Months ended
                                                     March 31,
                                              ------------------------
                                                  2004        2003
                                              ------------------------
Reconciliation of net income (loss) - GAAP to EBITDA and Adjusted EBITDA

Net income (loss) - GAAP                      $     28.1  $     (41.2)
Plus tax provision (benefit)                        18.3        (28.6)
Plus interest expense, net                          40.3         48.7
Plus depreciation and amortization                  14.4         16.0
                                              ------------------------
EBITDA - GAAP                                      101.1         (5.1)

Less other income (net) from gain on hedging
 activity recognized in   the first quarter
 of 2003. This gain is considered non-
 operational and is excluded from the as
 adjusted results.                                               (0.8)

Plus revenue from directories that published
 prior to the acquisition plus all January 2003
 published directories that would have
 been recognized during the period absent
 purchase accounting adjustments required
 under GAAP                                                    131.1

Less expenses from directories that published
 prior to the acquisition plus all January 2003
 published directories that would have
 been recognized during the period absent
 purchase accounting adjustments required
 under GAAP                                                    (26.6)


                                              ------------------------
Adjusted EBITDA (10)                          $    101.1  $      98.6
                                              ========================


R.H. DONNELLEY CORPORATION                                 Schedule 7
RECONCILIATION TO NON-GAAP MEASURES (con't)
-------------------------------------------
(unaudited)


Amounts in millions, except per share amounts

                                                Three months ended
                                                     March 31,
                                              ------------------------
                                                  2004        2003
                                              ------------------------
Reconciliation of cash flow from operations to Free Cash Flow

Cash flow from operations - GAAP              $      87.9 $      88.8
Less: additions to fixed assets and computer
 software                                            (2.8)       (2.5)

                                              ------------------------
Free cash flow                                $      85.1 $      86.3
                                              ========================


                                                Three Months ended
                                                     March 31,
                                              ------------------------
                                                  2004        2003
                                              ------------------------
Reconciliation of diluted shares outstanding
 - GAAP to diluted shares outstanding - as adjusted

Diluted shares outstanding - GAAP                    32.3        30.2
Additional diluted shares outstanding
 assuming the preferred stock is converted to
 common stock at the beginning of the period          9.2         9.2
                                              ------------------------
Diluted shares outstanding - as adjusted             41.5        39.5
                                              ========================

                                                Three Months ended
                                                     March 31,
                                              ------------------------
                                                  2004        2003
                                              ------------------------
Reconciliation of diluted earnings per share
 - GAAP to diluted earnings per share - as adjusted

Diluted earnings per share - GAAP             $      0.54 $     (2.76)
Anti-dilutive effect of converting preferred
 stock to common stock at the beginning of
 the period                                          0.13        3.33
                                              ------------------------
Diluted earnings per share - as adjusted      $      0.68 $      0.57
                                              ========================


R.H. DONNELLEY CORPORATION                                  Schedule 8
NOTES TO UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND NON-GAAP
 MEASURES
----------------------------------------------------------------------

(1) Revenue is recognized using the deferral and amortization method of accounting. Under this method, when a directory is published, the publication sales value is deferred and amortized into the income statement ratably over the life of the directory, which is typically 12 months.

(2) The 2004 as adjusted results assume the conversion of the preferred shares to common shares. The 2003 as adjusted results assume that the appropriate pro rata portion of the revenue and direct costs of directories that published prior to the acquisition plus all January 2003 published directories were recognized during the period pursuant to the deferral and amortization method. As a result of purchase accounting, these pre-acquisition revenues and expenses are not included in reported GAAP results. See Schedule 6 for a detail of all adjustments to the reported GAAP results.

(3) As adjusted results for both 2003 and 2004 exclude the entire preferred dividend because the as adjusted results assume the preferred shares were completely converted to common shares at the beginning of the period and that therefore no dividends would have been payable.

(4) On a reported basis, basic EPS are calculated using the two-class method which requires earnings available to common stockholders, after deducting preferred stock dividends, to be allocated between the common and preferred shareholders based on the respective rights to receive dividends. Basic EPS is then calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding. Diluted EPS are calculated by dividing income allocable to common shareholders by the weighted average common shares outstanding plus dilutive potential common stock.

(5) On an adjusted basis, basic and diluted EPS are calculated as net income (loss) divided by the weighted average basic and diluted shares outstanding for the period assuming the preferred stock was converted to common stock at the beginning of the period. Assuming the preferred stock was converted at the beginning of the period, basic and diluted shares would have been 9.2 million shares higher for 2004 and 8.5 million shares higher for 2003.

(6) Represents the revenue and direct costs for directories that published prior to the acquisition plus all January 2003 published directories that would have been recognized during the period had it not been for purchase accounting adjustments required under GAAP and includes the effect of differences between SPA and RHD historical and current accounting policies.

(7)  Represents the tax effect of adjustments.

(8) Publication sales represent the billable value of advertising sales in directories that published during the period. If events occur during the current period that affect the comparability of sales to the prior year period, such as changes in directory publication dates, then prior year sales are adjusted to conform to the current period presentation and maintain comparability.

(9) Calendar sales represent the value of actual sales contracts executed during the period. Calendar sales are a relevant metric for DonTech as our share of DonTech profits and revenue participation income are based on DonTech calendar sales.

(10) Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. This schedule reconciles Net Income
    (Loss) -GAAP to EBITDA and Adjusted EBITDA.

(11) Represents the write-off of deferred financing costs on pre-acquisition debt that was refinanced at the closing of the acquisition. This write-off is considered non-operational and is excluded from the as adjusted results.

(12) Represents the gain on hedging activity recognized in the first quarter of 2003. This gain is considered non-operational and is excluded from the as adjusted results.


    CONTACT: R.H. Donnelley Corporation
             Jenny L. Apker, 919/804-6137
             or
             James M. Gruskin, 919/804-6137